As filed with the Securities and Exchange Commission on January 30, 2018

Registration No. 333-212232

Registration No. 333-212233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Post-effective Amendment to Form S-8 Registration Statement No. 333-212232

Post-effective Amendment to Form S-8 Registration Statement No. 333-212233

Paragon Commercial Corporation

(Exact name of registrant as specified in its charter)

North Carolina	56-2278662
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3535 Glenwood Avenue

Raleigh, North Carolina 27612

(919) 788-7770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Paragon Commercial Corporation 2006 Omnibus Stock Ownership and Long Term Incentive Plan

Paragon Commercial Corporation Employee Stock Purchase Plan

(Full titles of plans)

G. Robert Aston, Jr.

Chairman and Chief Executive Officer

TowneBank

6001 Harbour View Boulevard

Suffolk, Virginia 23435

(757) 638-6701

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☑

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-212232 registering 240,699 shares of Paragon Commercial Corporation common stock in connection with the Paragon Commercial Corporation 2006 Omnibus Stock Ownership and Long Term Incentive Plan; and

•	Registration Statement No. 333-212233 registering 100,367 shares of Paragon Commercial Corporation common stock in connection with the Paragon Commercial Corporation Employee Stock Purchase Plan.

On January 26, 2018, pursuant to the Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among TowneBank, TB Acquisition, LLC, Paragon Commercial Corporation (“Paragon”) and Paragon Commercial Bank, and a related Plan of Merger, Paragon was merged with and into TB Acquisition, LLC, a wholly-owned subsidiary of TowneBank (the “Merger”). As a result of the Merger, Paragon ceased to exist as of 5:02 p.m. on January 26, 2018.

Upon the completion of the Merger, each outstanding share of Paragon common stock was converted into the right to receive 1.7250 shares of TowneBank common stock. Shares of Paragon common stock are no longer quoted on the Nasdaq Stock Market.

As a result of the Merger, Paragon has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by Paragon in the Registration Statements to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statements that remain unsold at the termination of the offering, TowneBank (as successor to Paragon) hereby terminates the effectiveness of the Registration Statements and deregisters any and all shares of Paragon common stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration Statements, which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Paragon Commercial Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, Commonwealth of Virginia, on this 30th day of January, 2018.

TOWNEBANK
(as successor to Paragon Commercial Corporation)

By:	/s/ Clyde E. McFarland, Jr.
Clyde E. McFarland, Jr. Senior Executive Vice President and Chief Financial Officer

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